Schedule B
to the DISTRIBUTION AND SERVICE PLAN
(Rule 12b-1 Plan)

(as amended on June 27, 2013 to add Orinda Income Opportunities Fund)

Series or Fund of Advisors Series Trust
Orinda SkyView Multi-Manager Hedged Equity Fund
Orinda SkyView Macro Opportunities Fund
Orinda Income Opportunities Fund

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule B

By:	/s/ Douglas G. Hess
Name:	Douglas G. Hess
Title:	President